Exhibit 99.1

WESTERN GAS RESOURCES, INC.
PROVIDES MID-YEAR OPERATIONAL AND STRATEGIC UPDATE

DENVER, July 28, 2005.  Western Gas Resources, Inc. (“Western” or the “Company”) (NYSE:WGR) today announced an operational update and the results of an in-depth review of its corporate strategy.

Operational Update

Production.

Powder River Basin Coal Bed Methane (“CBM”).  The Company has made significant progress in obtaining the necessary permits for its 2005 850-well drilling program. Western and its co-developer have received permits covering approximately 87 percent of the Company’s 2005 federal drilling program and have also received permits for approximately 180 federal wells in their 2006 drilling program.  Applications for the remainder of the 2005 federal drilling program and for a portion of the 2006 federal drilling program have been submitted to the Bureau of Land Management.  The Company and its co-developer have also received water discharge permits for approximately 71 percent of its 2005 drilling program.  Applications for water discharge permits for an additional 20 percent of the 2005 drilling program have been reviewed by the Wyoming Department of Environmental Quality (“DEQ”), have completed the 30-day public notice period and are awaiting final approval.  The remainder of the water discharge permits for the 2005 drilling program and a portion of the 2006 drilling program are in process with the DEQ.

In the Big George area, industry-wide coal bed methane production exceeded the 200 million cubic feet per day (“MMcfd”) milestone in the first quarter of 2005 and was over 240 MMcfd in May 2005.  Gross production for Western from the Big George coal fairway now exceeds 100 MMcfd.  Gross production volumes from the Company’s four newest Big George development projects including Kingsbury, SG Palo, Bullwhacker Creek and Schoonover Road averaged 69 MMcfd during the second week of July 2005.  These same properties were only producing 23 MMcfd gross a year ago, which represents an increase of 200 percent in the last twelve months.  Over the last few months, early signs of gas have appeared at two other Big George fairway pilots and the Company is preparing for gas sales from these pilots later this summer.

Greater Green River Basin.  To date in 2005, the Company has participated in or is in the process of drilling 50 gross wells on the Pinedale Anticline as well as an additional two wells in the eastern Green River Basin.    On July 19, 2005, one of Western’s partners received approval from the Wyoming Oil and Gas Conservation Commission for five 10-acre density pilots for a total of approximately 128 wells throughout the Pinedale Anticline.  Another partner has filed application for 10-acre increased density in the northern portion of the Anticline and has also resumed drilling of a 19,000-foot Rock Springs formation test on the Anticline.  The Stewart Point 15-29 is expected to reach total depth in the fall of 2005.

Exploration projects.  The Company’s exploration effort leverages off its upstream and midstream expertise in unconventional natural gas resource plays in order to add new company-building projects and position the Company for long-term growth.  Since initiating an active exploration program over the last two to three years, the Company has added approximately 875,000 net acres of exploration leasehold and is actively pursuing additional leases and joint venture projects.  The Company is currently production testing, formulating drilling plans and/or continuing prospect evaluation on several new resource plays.

In the northeast Colorado Niobrara biogenic gas play, the Company is flowing approximately 850 thousand cubic feet (Mcfd) into a newly constructed sales line from nine wells.  The Company will monitor the production over the next several months prior to making a decision regarding future drilling on 3-D seismic-defined prospective locations.  In a different area of the Rocky Mountain region, Western plans to commence the drilling of several test wells later this summer on its recently leased 500,000 net acre, high potential exploratory type play.

In Canada, the Company has drilled two wells in prospective unconventional gas reservoirs and is progressing on leasing, joint venture discussions and play evaluation in the Western Canadian Sedimentary Basin (“WCSB”).  The focus is exclusively on finding, developing, gathering and processing unconventional natural gas.  The WCSB contains a large, yet immaturely developed resource base offering coal bed methane, shallow tight sands and shale gas opportunities.  In coal bed methane alone, resource estimates for gas-in-place in the U.S. Rocky Mountain basins and WCSB are comparable at several hundred trillion cubic feet of gas in each area.  However, Western Canada represents only a few percent of the combined areas’ current coal bed methane production, hence providing significant opportunities in future years.  The Company’s strategy is to leverage off its integrated, unconventional gas expertise, especially in CBM and low-pressure gathering and compression, to build a significant position in this relatively immature fairway, which offers long-lived reserves and sustainable results.

Gathering and Processing.  Segment operating profit from the midstream assets remains strong due to increasing volumes and strong commodity prices combined with Western’s low-cost operating structure.  The midstream cash flow remains an important component of the Company’s internal funding of high-return growth projects.

Requests from third party producers indicate a record number of well connections to Western’s midstream assets in the eastern Green River Basin and Oklahoma.  Based on strong drilling activity, the Company is considering increasing its throughput capacity even beyond its current plans for a new plant in western Oklahoma.  Western is also expanding gathering and compression capacity in the Powder River Basin CBM play due to stronger than expected volumes in some areas of the Big George fairway.  At the Granger processing plant in southwest Wyoming, the Company’s 100 MMcfd processing expansion completed in late 2004 is running at capacity, benefiting from previously unprocessed gas and increasing production on the Pinedale Anticline.  Well connections are also ahead of schedule in West Texas at the Company’s Midkiff-Benedum complex, where the Company expects to double its well connections to approximately 300 wells per year for the next several years.

Hedging.  As part of the Company’s disciplined price risk management strategy, the Company recently entered into hedging positions for a portion of its equity gas, natural gas liquids (“NGLs”) and crude oil for 2006.  Table A outlines the Company’s equity hedge positions currently outstanding for 2006.

Strategic Update

The Board of Directors of the Company has decided, after consultation with its independent financial advisors, that the formation of a Master Limited Partnership (“MLP”) by contribution of all or part of the Company’s current midstream assets or the sale or spin off of all or a significant portion of the Company’s current midstream assets would not benefit the stockholders of the Company at this time.  In reaching this decision, the Company considered numerous factors, including the strategic advantages of retaining the midstream assets, the cash flow generated by the assets, the relatively low tax basis of its midstream assets, and the potential market valuations for the various alternatives.  As always, the Company continues to review suitable opportunities to enhance shareholder value.

CEO Comments

Peter Dea, CEO and President commented, “Our integrated strategy has delivered excellent returns to our shareholders, averaging an annual shareholder return of approximately 44 percent over the last five years, from 2000 through 2004.  We have experienced strong double-digit compound annual growth rates in both production and reserves over the last five years of nearly 25 percent for both categories and have tremendous upside potential with over three Tcf of proved, probable and possible reserves.  Additionally, we have positioned the Company to benefit from new unconventional plays with our 1.6 million net acre leasehold in eight Rocky Mountain basins while significantly improving our balance sheet.

“From an operational standpoint, we are in better shape today than we have been in years in obtaining drilling and water discharge permits in the Powder River Basin CBM play.  Our 2005 drilling program is making good progress.  We are also very excited with the ongoing performance of the Big George coal fairway development, where Western and our co-developer are producing over 100 MMcfd from the Big George coal.  Drilling in the Pinedale Anticline is also proceeding well.  We are on track to meet or exceed our original estimate of participation in 80 wells.  In the midstream business, our gathering and processing assets are benefiting from strong commodity prices and we are experiencing volume growth in many of our operating areas.”

Company Description.  Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer providing a broad range of services to its customers from the wellhead to the sales delivery point.  The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline.  The Company also owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States.  For additional Company information, visit Western’s web site at www.westerngas.com.

Table A – Outstanding Equity Hedges and the Associated Basis for 2006.  In order to determine the hedged gas price to the particular operating region, adjust the NYMEX - equivalent price for the basis differential.  The natural gas equity hedges associated with the NGL and crude oil equity hedges are related to the gathering and processing business.  The remaining natural gas hedges are related to the exploration and production business.

Table A– 2006 Equity Gas and NGL Hedges

Product	Quantity and Settle Price	Hedge of Basis Differential

Natural gas	40,000 MMBtu per day with a minimum price of $6.00 and an average maximum price of $10.13 per MMBtu.	Mid-Continent – 40,000 MMBtu per day with an average basis price of ($0.545).

Crude, Condensate, Natural Gasoline	25,000 barrels per month with a minimum price of $40.00 per barrel and a maximum price of $70.00 per barrel.	Not Applicable

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding natural gas and NGL production, sales and gathering throughput volumes, drilling plans, expansion of midstream facilities and the potential shareholder value creation of various corporate structures.  Although the Company believes that its expectations are based on reasonable assumptions, Western can give no assurances that its projections are accurate.  These statements are subject to a number of risks and uncertainties, which may cause actual results to differ materially.  These risks and uncertainties include, among other things, the timeliness of federal and state permitting activity, well performance, expenditure of capital, changes in natural gas and NGL prices, government regulation or action, geological risk, environmental risk, weather, rig availability, transportation capacity and other factors as discussed in the Company’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

Investor Contact:    Ron Wirth, Director of Investor Relations

(800) 933-5603 or (303) 252-6090
e-mail: rwirth@westerngas.com